Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1993 Director Stock Option Plan and to the 1993 Employee Stock Purchase Plan, of our reports dated March 14, 2006, with respect to the consolidated financial statements of DSP Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, DSP Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DSP Group, Inc., filed with the securities and exchange Commission.

/s/ Kost Forer Gabby & Kasierer

Kost Forer Gabby & Kasierer
A Member of Ernst & Young Global

June 21, 2006

Tel-Aviv, Israel